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                                                                  EXHIBIT 10.12


CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL TREATMENT REQUESTED: PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED" AND APPROPRIATE SECTIONS, WHERE TEXT HAS BEEN OMITTED, ARE NOTED WITH "[CONFIDENTIAL TREATMENT REQUESTED]." AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.


                   PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

                  THIS PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS
("Agreement") is made as of August 31, 2000 (the "Effective Date"), by and between IVEY RANCH DEVELOPMENT COMPANY, LLC, a California limited liability company ("Seller"), and IDEC PHARMACEUTICALS CORPORATION, a Delaware corporation ("Buyer"), as follows:

         1. PURCHASE AND SALE. Upon all the terms and conditions contained herein, Buyer hereby agrees to purchase from Seller and Seller agrees to acquire from the existing fee owner, Ivey Ranch, Inc. (the "Fee Owner"), or to cause the Fee Owner to convey directly to Buyer, and to sell to Buyer that certain real property (the "Land") (a) located within the area commonly referred to as Ocean Ranch in the City of Oceanside, California, (b) consisting of approximately sixty and 4/10 (60.4) acres of net usable land and (c) depicted on Exhibit A attached hereto and incorporated herein by this reference. The Land is identified as Parcel 4 of proposed Lot Line Adjustment No. PLA-10-2000 (the "Lot Line Adjustment"). Buyer acknowledges that the Lot Line Adjustment will need to be recorded in the Official Records of San Diego County, California to cause the Land to be one or more separate legal parcels pursuant to the California Subdivision Map Act, all as contemplated by
Section 7(d) below. Buyer shall have the right to approve the recorded Lot Line Adjustment, but approval shall not be unreasonably withheld if it is in substantial conformance with the depiction on Exhibit A.

         2. OPENING OF ESCROW. Within two (2) business days of the execution of this Agreement, Seller and Buyer shall open an escrow (the "Escrow") with First American Title Insurance Company at Two First American Way, Santa Ana, California 92707 (the "Escrow Holder") by delivering a fully executed copy of this Agreement to Escrow Holder. Escrow Holder will execute copies of this Agreement and return fully executed copies hereof to Buyer and Seller when Escrow has opened. Escrow shall be deemed open upon Escrow Holder's execution hereof. In addition, the parties agree to be bound by the standard escrow General Provisions attached hereto as Exhibit B and incorporated herein by this reference. In the event of any inconsistency between this Agreement and such General Provisions, the provisions of this Agreement shall prevail.

         3. CLOSING OF ESCROW. The closing (the "Closing") of the purchase and sale of the Land shall take place through Escrow three (3) business days after recordation of the Lot Line Adjustment, but in no event later than September 1, 2000 (the "Closing Date").

         4. PURCHASE PRICE. The purchase price for the Land (the "Purchase Price") shall be Eighteen Million Four Hundred Seventeen Thousand One Hundred Sixty-Eight Dollars ($18,417,168). The Purchase Price shall be payable as follows:

                  (a) INITIAL DEPOSIT. Concurrently with the opening of Escrow, Buyer shall deposit into Escrow cash in the amount of Two Hundred Thousand Dollars ($200,000).

                  (b) ADDITIONAL DEPOSIT. On or before the expiration of the Due Diligence Period (as defined in Section 7 below), Buyer shall deposit into Escrow additional cash in the amount of One Hundred Fifty Thousand Dollars ($150,000). Escrow Holder shall invest the initial and additional deposits (collectively, the "Deposit"), upon receipt, in an interest-bearing account approved by Buyer, and, except as set forth in
Section 11(b) below, all interest thereon shall be credited to Buyer. Buyer shall pay all costs and assume all risks in connection with the investment of the Deposit.

                  (c) CASH AT CLOSING. The remainder of the Purchase Price (after credit for the deposits made pursuant to Sections 4(a) and (b)) shall be deposited into Escrow, in cash or by federal wire transfer of immediately available funds, by Buyer at or prior to Closing.

         5.   COSTS AND PRORATIONS.

                  (a) ESCROW AND TITLE FEES. Buyer and Seller shall each pay one-half (1/2) of the Escrow fees. Seller shall bear the cost of (i) all documentary transfer taxes, (ii) the premium which would be required for an ALTA Standard Coverage Owner's Policy of Title Insurance With Regional Exceptions if issued by the Title Company (as defined below) insuring Buyer's title to the Land in the amount of the Purchase Price, including a mechanics' lien endorsement as described in Section 8(c) below and (iii) the cost of recording the Grant Deed (as defined below). Buyer shall bear the cost of any increased premium attributable to other endorsements and the delivery of an extended coverage, ALTA Owner's Policy of Title Insurance. All other costs or expenses not otherwise provided for in this Agreement shall be apportioned or allocated between Buyer and Seller in the manner customary in San Diego County, California.

                  (b) TAXES AND ASSESSMENTS. All current real property taxes and all payments on general and special bonds and assessments on the Land shall be prorated through Escrow between Buyer and Seller as of Closing based upon the latest available tax information, using the customary escrow procedures. Any taxes levied under the Supplemental Tax Roll and attributable to the period prior to Closing shall be paid by Seller, and any such taxes attributable to the period from and after Closing shall be paid by Buyer. If the Land is part of a larger tax parcel which remains unsegregated on the San Diego, California Tax Assessors' Rolls for the coming fiscal tax year and any installment of tax becomes due before such segregation is made, then, prior to the later of (i) thirty (30) days after notice from Seller, or (ii) two
(2) business days prior to the date such taxes become due and payable, Buyer shall pay Seller for the percentage of taxes and assessments as regards the Land on an acreage basis which is equal to the percentage obtained by dividing the acreage of the Land by the acreage for the entire tax parcel. Notwithstanding the foregoing, Buyer shall be fully and solely responsible for the payment of all taxes levied under the Supplemental Tax Roll relating to the Land, and if Seller pays for any such taxes, Buyer shall reimburse Seller for such amounts upon thirty (30) days notice from Seller. Additionally, if any portion of such tax parcel is reassessed due to improvements constructed thereon, the owner of the portion of such tax parcel upon which such improvements are constructed shall be fully and solely responsible for such increased assessment, and if Seller pays for any such taxes which are Buyer's responsibility, Buyer shall reimburse Seller for such amounts upon thirty (30) days notice from Seller. If the Land is not separately assessed and segregated at Closing, Buyer and Seller agree to cause the Land thereafter to be separately assessed and segregated in Buyer's name on the current tax roll as provided by applicable statutes.




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         6.   HOLDBACK ACCOUNT.

                  (a) HOLDBACK AMOUNT. At Closing, ninety percent (90%) of the Purchase Price (the "Holdback Amount") shall not be disbursed by Escrow Holder to Seller, but shall be held in Escrow and disbursed as provided herein. The remainder of the Purchase Price shall be disbursed to Seller at Closing, after payment of Seller's share of Closing costs as provided herein. Of the Holdback Amount, an amount equal to One Million Three Hundred Fifteen Thousand Five Hundred Twelve Dollars ($1,315,512) shall be set aside to be utilized as set forth in Section 6(b) below (the "Government Funds and Other Savings Account"). The excess of the Holdback Amount over the Government Funds and Other Savings Account shall be set aside to be utilized as set forth in Section 6(c) below (the "Improvements Account"). Both the Government Funds and Other Savings Account and the Improvements Account shall be invested by Escrow Holder in separate FDIC-insured money-market accounts, which accounts may be withdrawn immediately upon demand and do not carry any early withdrawal penalties or other monetary penalties or charges. Any interest earned with respect to the Government Funds and Other Savings Account or the Improvements Account shall be for the benefit of Buyer.

                  (b) GOVERNMENT FUNDS AND OTHER SAVINGS ACCOUNT. After Closing and until the issuance of the first building permit by the City for construction of any building on the Land (the "Issuance Date"), Seller and Buyer will each cooperate with the other in order to (i) cause Buyer, or any assignee of Buyer's interest in the Land pursuant to a transfer or assignment effective prior to the Issuance Date, to receive funds, credits or similar monetary consideration from any governmental agency or public utility in connection with the acquisition and/or development of the Land and/or the conducting of business operations thereon (including, but not limited to, funds for relocation costs and employee training), on terms and conditions which Buyer is willing to accept in its sole discretion (the "Government Funds") and (ii) determine whether there are any development-related and/or construction-related expenses which Seller may assist Buyer in saving or otherwise reducing (including, but not limited to, by performing additional improvement work for Buyer and by utilizing economies of scale in order to obtain better pricing for Buyer from consultants than Buyer could otherwise obtain on its own), on terms and conditions which Buyer is willing to accept in its sole discretion (the "Other Savings"). Notwithstanding anything to the contrary contained herein, Seller shall not receive any credit pursuant to this paragraph in connection with any of the funds, credits or similar monetary consideration which are contemplated to be received by Buyer from governmental agencies or public utilities as set forth in Exhibit C attached hereto and incorporated herein by this reference or to the extent such consideration reduces or offsets the costs of the Seller Improvements or other obligations of Seller under this Agreement. To the extent Buyer, or any assignee of Buyer's interest in the Land pursuant to a transfer or assignment effective prior to the Issuance Date, at any time on or before the Issuance Date, (i) receives (A) any Government Funds or (B) a written commitment which Buyer is willing to accept in its sole judgment, from any governmental agency or public utility that Buyer (or any of its successors in interest) will receive any such Government Funds subject only to conditions reasonably acceptable to Buyer, and provided that Seller's efforts have caused such Government Funds to be made available or such commitment to be entered into, or (ii) obtains any Other Savings or Seller enters into a binding written agreement with Buyer to cause any such actions to be taken subject only to conditions reasonably acceptable to Buyer, Seller shall have the right to a release from the Government Funds and Other Savings Account in an amount equal to the Monetary Value of such





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


 Government Funds received, or to be received, and/or such Other Savings obtained, or to be obtained, by Buyer or its successors in interest. The "Monetary Value" means the amount received, or to be received, net of reasonable costs incurred by Buyer to generate or qualify for such amount which would not otherwise have been incurred by Buyer, discounted from the date of anticipated receipt to the date of proposed release at a discount rate of six percent (6%) per annum. The release shall be confirmed in a written instruction to Escrow Holder prepared by Seller, with a copy given to Buyer. Unless Buyer gives written objection to Seller and to Escrow Holder within five (5) days after the delivery to Buyer and Escrow Holder of any such instruction by Seller (together with a detailed explanation of the reason why the amount requested in such instruction is not to be released pursuant to this paragraph), Escrow Holder shall remit such payment to Seller from the Government Funds and Other Savings Account in the amount requested by such instruction. Escrow Holder shall remit payment to Seller if Buyer does not provide such written notice within such five (5) day period. If the Monetary Value of Government Funds received, or to be received, plus the Monetary Value of Other Savings obtained, or to be obtained, by Buyer or its successors in interest is in excess of One Million Three Hundred Fifteen Thousand Five Hundred Twelve Dollars ($1,315,512), then Seller shall be entitled to receipt of all amounts contained in the Government Funds and Other Savings Account, but Buyer shall have no obligation to make any additional payments to Seller. If Buyer, or any assignee of Buyer's interest in the Land pursuant to a transfer or assignment effective prior to the Issuance Date, has not received, on or before the Issuance Date, Government Funds or written commitment from any governmental agency satisfying the foregoing provisions that Buyer (or its successors in interest) will receive Government Funds, plus Other Savings or a written agreement with Seller satisfying the foregoing provisions which will result in Buyer obtaining Other Savings, in an amount at least equal to One Million Three Hundred Fifteen Thousand Five Hundred Twelve Dollars ($1,315,512), then Buyer shall have the right to demand a release from the Government Funds and Other Savings Account of all remaining amounts therein (to the extent Seller has not previously submitted a demand for any of such amounts and is entitled to payment based upon the provisions set forth above) by giving written notice of such demand to Escrow Holder and Seller. Unless Seller gives written objection to Buyer and Escrow Holder within five (5) days after the delivery to Seller and Escrow Holder of any such demand by Buyer, together with a detailed explanation of the reason why the amounts remaining in the Government Funds and Other Savings Account should not be released to Buyer pursuant to this paragraph, Escrow Holder shall remit such payment to Buyer from the Government Funds and Other Savings Account in the amount remaining therein. Escrow Holder shall remit payment to Buyer if Seller does not provide such written notice within such five (5) day period.

                  (c) IMPROVEMENTS ACCOUNT. The Improvements Account shall consist of two pools of funds, to be identified as the "Phase I Pool" and the "Phase IIA Pool" (which also may be referred to herein individually as a "Pool" or collectively as the "Pools"). The Phase I Pool shall be Eleven Million One Hundred Forty-Seven Thousand Twenty-Eight and 48/100 Dollars ($11,147,028.48). The Phase IIA Pool shall be Four Million One Hundred Twelve Thousand Nine Hundred Ten and 72/100 Dollars ($4,112,910.72). Funds shall be disbursed from the Phase I Pool and the Phase IIA Pool only as provided in this Section 6(c). The Funds in the Phase I Pool shall be used solely to pay seventy-two and 0188/10,000 percent (72.0188%) (the "Percentage") of the costs of the items (the "Phase I Items") listed under the "Phase I Budget" in the budget attached hereto as Exhibit D (the "Budget") (which items include mass grading and




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the Seller Improvements on the Land and certain adjacent property described in the applicable plans for the Seller Improvements). The remaining twenty-seven and 9812/10,000 percent (27.9812%) of the costs of the Phase I Items shall be paid by Seller (including by funds from the construction loan to be obtained by Seller in connection with the construction of the Phase I Items). The funds in the Phase IIA Pool shall be used solely to pay the Percentage of the costs of the items (the "Phase IIA Items") listed under the "Phase IIA Budget" in the Budget (which items shall include only on-site improvements for the portion of the Land (the "Phase IIA Land") included in the Phase IIA Map (as defined in Section 13(f) below)). The remaining twenty-seven and 9812/10,000 percent (27.9812%) of the costs of the Phase IIA Items shall be paid by Seller (including by funds from the construction loan to be obtained by Seller in connection with the construction of the Phase IIA Items). After Closing, and subject to satisfaction of the conditions precedent and the disbursement requirements set forth below, Seller shall have the right to submit requests for disbursements from the applicable Pool with the progress of the work of the Phase I Items and the Phase IIA Items no more frequently than once in the aggregate in any calendar month. Such disbursement requests shall be submitted to Buyer and Escrow Holder, shall include invoices for the Phase I Items and the Phase IIA Items evidencing amounts payable by Seller towards the cost of such items set forth in the Budget, and shall be in the amount of the Percentage of the invoices for such Phase I Items and Phase IIA Items delivered with the request to Buyer and Escrow Holder. Prior to the first request for disbursement from a Pool, Seller shall deliver to Buyer a detailed cost breakdown for each Phase I Item and Phase IIA Item in the Budget, and Seller shall deliver an updated cost breakdown with each subsequent request for disbursement. Upon disbursement of any such funds, the remaining balance of the funds in the applicable Pool shall be correspondingly reduced. The conditions precedent to the disbursement of funds from the Phase I Pool are that (i) the Phase I Map (as defined in Section 13(f) below) shall have been accepted by the City of Oceanside, (ii) Seller shall have posted such bonds as are required by the Phase I Map, (iii) Seller shall have entered into a subdivision improvement agreement with the City of Oceanside with respect to the improvements required by the Phase I Map, (iv) Buyer shall have received a letter agreement from the City of Oceanside, in form acceptable to Buyer, in Buyer's sole discretion, providing that Buyer's development and occupancy of the Phase IIA Land for its intended use shall not be conditioned upon the completion of the off-site improvements required by the Phase IIA Map or otherwise by the City of Oceanside (the "City Development Letter"), (v) all the conditions precedent to Seller's construction financing for the "Seller Share" of the Budget for the Phase I Items, as shown in the Budget, shall have been satisfied and Seller's lender shall be prepared to fund the loan for the Seller Share of the Budget for such Phase I Items, and (vi) Seller shall have obtained all applicable governmental permits, approvals and authorizations required to complete the Phase I Items; provided, however, that notwithstanding the foregoing, but subject to satisfaction of the disbursement requirements set forth below, Seller shall be entitled to request disbursements from the Phase I Pool for the Percentage of the total cost of the mass grading and the City of Oceanside processing fee (approximately One Hundred Sixty-Five Thousand Dollars ($165,000)) and major drainage fee (approximately Eight Hundred Eleven Thousand Dollars ($811,000)) identified in the Phase I Budget prior to the recordation of the Phase I Map provided that conditions (v) and, with respect to the mass grading, (iv) have been satisfied. The conditions precedent to the disbursement of funds from the Phase IIA Pool are that (i) the conditions precedent to the disbursement of funds from the Phase I Pool have been satisfied, (ii) the Phase IIA Map shall have been recorded and accepted by the City of Oceanside, (iii) Seller shall have




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posted such bonds as are required by the Phase IIA Map, (iv) Seller shall have entered into a subdivision improvement agreement with the City of Oceanside with respect to the improvements required by the Phase IIA Map, and
(v) Seller shall have obtained all applicable governmental permits, approvals and authorizations required to complete the Phase IIA Items. Unless Buyer, in its reasonable discretion, gives written objection to Seller and to Escrow Holder within five (5) days after the delivery to Buyer and Escrow Holder of any such request for disbursement by Seller (together with a detailed explanation of the reason why the costs set forth in such request for disbursement are not reimbursable pursuant to this paragraph), Escrow Holder shall remit such payment to Seller from the applicable Pool of the Improvements Account the Percentage of the amount of such invoiced cost as provided above. Concurrently with the submission of all requests for disbursements, Seller shall include with each submission the following disbursement requirements: (i) conditional mechanics' lien releases relating to the amounts being requested for release from the Improvements Account in connection with such submission, if applicable, (ii) unconditional mechanics' lien releases relating to the amounts disbursed from the Improvements Account in connection with the immediately prior submission (except that this subparagraph (ii) shall not apply with respect to the first such request), if applicable, and (iii) an engineer's certification that the work which is the subject of such request for disbursement has been performed in substantial conformance with the approved plans therefor, if applicable. Buyer shall have the right to obtain confirmation from its architect, construction consultant and/or civil engineer as to the performance of the applicable work in substantial conformance with the approved plans, as a condition to Buyer's approval of any request for disbursement; provided that unless Buyer receives confirmation from its architect, construction consultant and/or civil engineer that the work is not being performed in substantial conformance with the approved plans prior to the expiration of the above-referenced five (5) day period, Buyer shall not have the right to object to the contemplated release. Seller shall cooperate reasonably with Buyer and its architect/engineer to inspect and verify the status of the work which has been completed. Escrow Holder shall remit payment to Seller if Buyer does not provide such written notice within such five (5) day period. Notwithstanding the foregoing, in no event shall Seller be entitled to total disbursements from either Pool comprising the Improvements Account in an amount in excess of the relevant amount for the applicable Phase I Item or Phase IIA Item set forth in the Budget prior to the satisfaction of the applicable milestones for completion of such Phase I Item or Phase IIA Item set forth on Exhibit N. If, upon Completion by Seller of all of the items set forth in the Budget, any portion of the Improvements Account remains undisbursed (other than interest earned thereon, which shall be for the benefit of Buyer as provided in Section 6(a)), Escrow Holder shall remit such undisbursed amount to Seller after written demand from Seller to Buyer and Escrow Holder, unless Buyer gives written objection to Seller and to Escrow Holder within five (5) days after the delivery to Buyer and Escrow Holder of any such demand by Seller (together with a detailed explanation of the reason why such undisbursed amount should not be disbursed to Seller). "Completion" of any improvement shall not be deemed to have occurred until the following conditions have been satisfied: Seller has delivered to Buyer (i) lien releases conditioned only upon final payment in an amount to be covered by the final request for disbursement relating to such improvement, (ii) evidence that the City (and/or appropriate governmental authority) has completed and signed a final inspection for such improvement, (iii) (A) the civil engineer of record shall have delivered written confirmation to Buyer that the improvement has been completed in substantial conformance with the approved plans and specifications, and (B) Buyer's architect, construction

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consultant or civil engineer shall not have disputed the foregoing confirmation within five (5) days after delivery to Buyer of such confirmation, and (iv) in the case of any grading of the Land, the soils engineer of record has delivered written confirmation to Buyer that the work has been completed in substantial conformance with the recommendations of the soils report and the grading plan. Seller shall be responsible for and shall pay all costs of the Phase I Items and the Phase IIA Items to the extent they exceed the amounts held in the Phase I Pool and the Phase IIA Pool, respectively. Notwithstanding the foregoing, subject to Section 29 below, if Seller has not completed the applicable work by any of the milestones set forth on Exhibit N prior to the date for the applicable milestone set forth on Exhibit N, then Buyer shall have the right, but not the obligation, to elect, by giving Seller written notice, to take over all or any portion of the work contemplated by Exhibit D which accrues to the benefit of the Land, including any work which must be in progress or completed in order to issue development, construction and/or occupancy permits for the Land. In such event, if Seller does not, within ten (10) business days of such notice, take actions in order to perform the work contemplated by Exhibit D and diligently pursue such actions to completion (but in any event within ninety (90) days after such notice is delivered to Seller), then Buyer shall have the right to take over such work, in which event Buyer shall also have the right to make draws on the Improvements Account in the manner set forth above (except that all references to Buyer shall be deemed to be references to Seller, and vice versa, for purposes of determining the invoicing and approval provisions set forth above in this paragraph). All contracts relating to the Seller Improvements and the completion of Map Conditions which are Seller's Responsibility (as defined in Section 13(d) below) hereunder shall expressly include an assignment of Seller's rights thereunder to Buyer, at Buyer's option, contingent upon exercise of such takeover right, at no additional cost to Buyer. Seller hereby assigns to Buyer, at Buyer's option, contingent upon Buyer's exercise of its takeover right, all plans, specifications, permits, and warranties related to the work, to the extent required to allow Buyer to complete the work, and Seller shall insure that all related contracts permit such assignment at no additional cost to Buyer. Any such assignments above shall be subordinate to any assignments of such rights to the construction lender for the construction loan to be obtained by Seller in connection with the construction of the Phase I Items and the Phase IIA Items. Buyer's election to take over any work shall not cure or release any default by Seller in timely completing the Seller Improvements or Map Conditions which are Seller's Responsibility hereunder or relieve Seller of liability for the costs thereof.

                  (d) ARBITRATION OF DISPUTES.

                           (i) Any disputes arising out of the matters in
Section 6(c) above shall be resolved through a binding arbitration conducted by Robert Bein, William Frost & Associates ("RBF"), with Bob Kallenbaugh, or such other person as mutually agreed upon by the parties, as the arbitrator. Should either Buyer or Seller desire arbitration, such party shall send a demand for arbitration, in accordance with the method specified in Section 20 below, to: (A) the non-demanding party, at the address in Section 20 below, and (B) RBF, at Robert Bein, William Frost & Associates, 14725 Alton Parkway, Irvine, California 92618, Attn: Mr. Bob Kallenbaugh. Notwithstanding the submittal of a dispute for arbitration, Buyer shall continue to pay all amounts not in dispute in accordance with Section 6(c) above and Seller shall continue all work not in dispute.





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                           (ii) Any disputes arising out of matters in
Section 6(b) above shall be resolved through a binding arbitration conducted by a retired judge of the court, as arbitrator (whether referring to the arbitrator in subsection (i) or (ii), the "Arbitrator"), in accordance with California Code of Civil Procedure Sections 1280 through 1294.2, as may be amended from time to time (or any successor statutes). Should either Buyer or Seller desire arbitration, such party shall send a demand for arbitration, in accordance with Section 20 below, to the non-demanding party (whether such notice is sent pursuant to subsection (i) or (ii), the "Arbitration Demand").

                           (iii) On or before the (2nd) business day after
receipt of such Arbitration Demand, the parties shall cooperate in good faith in the voluntary, informal exchange of all non-privileged documents and information relevant to the dispute, including copies of all documents in their possession or control on which they rely in support of their position and which they intend to introduce at the arbitration hearing. The parties hereby agree that such arbitration process shall be conducted without discovery and hereby expressly waive any other rights to formal discovery.

                           (iv) With respect to disputes to be resolved
pursuant to subsection (i) above, upon the third (3rd) business day after the receipt of such Arbitration Demand, the parties shall commence arbitration at 9:00 a.m. at the offices of RBF or at such other location mutually agreed upon by the parties. With respect to disputes to be resolved pursuant to subsection (ii) above, upon the fifteenth (15th) business day after the receipt of such Arbitration Demand, the parties shall commence arbitration at 9:00 a.m. at the offices of the Arbitrator or at such other location mutually agreed upon by the parties. With respect to any arbitration pursuant to this section, such arbitration shall last no longer than one (1) day and the Arbitrator shall render his decision no later than one (1) business day after the conclusion of the arbitration. Seller and Buyer agree that such decision shall be binding and non-appealable, and that both parties shall submit to Escrow Holder the Arbitrator's decision within one (1) business day of the Arbitrator's decision.

                           (v) "NOTICE: BY INITIALING IN THE SPACE BELOW YOU
ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY."

"WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE `ARBITRATION OF DISPUTES' PROVISION TO NEUTRAL ARBITRATION."





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                  /s/ DA                             /s/ PS
                  ---------------------              ---------------------
                  Seller's Initials                  Buyer's Initials

         7. PROPERTY MATTERS. During the period beginning as of the Effective Date and ending on August 31, 2000 (the "Due Diligence Period"), Buyer shall have the right to review and approve the matters set forth in Sections 7(a),
(b) and (c) below.

                  (a) PRELIMINARY REPORT. Buyer shall examine the June 26, 2000 Preliminary Title Report No. 1246081-20 (the "Preliminary Report") for the Land issued by First American Title Insurance Company (the "Title Company"), including all schedules and exhibits thereto and together with true and correct copies of all instruments giving rise to any exceptions to title to the Land. Seller shall not be obligated to cause any of the matters listed as exceptions to title on the Preliminary Report to be removed. If the Title Company discloses any additional exceptions to title which are not shown on the Preliminary Report, then Buyer shall have until the later to occur of (i) three (3) business days after receipt of written notice of the existence of such additional exception or (ii) the expiration of the Due Diligence Period, to review such exception. Unless Buyer gives Seller and Escrow Holder written notice of Buyer's disapproval of such additional exception prior to the expiration of the foregoing period, Buyer shall be deemed to have approved of such additional exception. If Buyer timely gives written notice to Seller and to Escrow Holder of Buyer's disapproval of such additional exception, then Seller may either elect to terminate this Agreement by giving written notice thereof to Buyer and to Escrow Holder or to use its good faith efforts to cause such additional exception to be removed from title prior to the Closing. If Seller is unable to cause such additional exception to be removed from title prior to the Closing (after electing to use good faith efforts to attempt to do so), then this Agreement shall terminate and the provisions of Section 7(e) shall apply. Notwithstanding the foregoing, if the Title Company discloses any new monetary encumbrances (except as contemplated by this Agreement) which are the result of actions of Seller or the Fee Owner, then Seller shall cause such monetary encumbrances to be removed from title at or prior to Closing.

                  (b) PROPERTY STUDIES. Buyer may enter upon the Land, at reasonable times after the giving of at least twenty-four (24) hours' notice to Seller (unless Seller consents at the time of entry), for the purpose of conducting such tests and studies as Buyer may deem necessary and desirable, all at Buyer's sole cost. Seller hereby represents and warrants that it is authorized and entitled by the Fee Owner to permit access to the Land by Buyer on the terms and conditions set forth herein. Immediately after performing such tests and studies, Buyer shall restore the Land to substantially the same condition as prior to performing such tests and studies, including, without limitation, recompaction or removal of any disrupted soil or material as Seller may reasonably direct. Notwithstanding anything to the contrary contained herein, Buyer shall not conduct any drilling on the Land or otherwise disturb any soil on the Land without Seller's prior written consent, which shall not be unreasonably withheld or delayed. Seller represents and warrants that the documents listed on Exhibit Q attached hereto and incorporated herein by this reference constitute all of the soils reports, geotechnical reports, hazardous materials reports and environmental surveys in Seller's possession and relating to the Land. Seller shall make available for inspection by Buyer at Seller's offices all other materials in Seller's possession relating to the Land. Additionally, Buyer shall have the right during the Due Diligence Period to review and approve the zoning, land use and other governmental regulations, laws, permits and approvals, and the design guidelines, tax bills, applicable fees and title and survey matters, which are applicable to the Land, and to otherwise determine the economic feasibility of developing the Land for Buyer's intended use and the availability of water to the Land. Buyer hereby agrees to indemnify, protect and hold Seller and its affiliates and their respective officers, directors, members, shareholders, contractors, subcontractors, agents and employees harmless from any and all losses, damages, costs, liabilities and expenses, including, without limitation, reasonable attorneys' fees (and those fees incurred upon any appeals) and court costs incurred or suffered by Seller or its affiliates or their respective officers, directors, members, shareholders, contractors, subcontractors, agents and employees, to the extent caused by the negligence or willful misconduct of Buyer or Buyer's representatives during their inspections of the Land. Prior to entering the Land, Buyer shall obtain a policy of commercial general liability insurance in a minimum amount of One Million Dollars ($1,000,000) per occurrence/annual aggregate, naming Seller and its members as additional insureds, and Buyer shall provide Seller with a certificate evidencing that such insurance is in place and that such additional insureds are named.

                  (c) GOVERNMENTAL APPROVALS. Buyer shall be reasonably satisfied with its ability to obtain all City and governmental approvals relating to Buyer's intended use of the Land other than the Phase I Map, Phase IIA Map and those governmental approvals to be obtained by Seller in order to complete the Seller Improvements.

                  (d) SUBDIVISION MAP ACT. At or prior to Closing, Seller shall have complied with all applicable laws and ordinances, including, without limitation, the California Subdivision Map Act and Department of Real Estate Regulations, necessary to convey the Land to Buyer as a legally subdivided parcel. Seller shall use commercially reasonable efforts and diligence to process City approval of the Lot Line Adjustment, at Seller's cost, in compliance with applicable laws. If Seller is not in compliance with such laws and ordinances after Seller's exercise of such commercially reasonable efforts, then Buyer or Seller may elect to terminate this Agreement. Notwithstanding anything to the contrary contained herein, if Seller is not in compliance with the California Subdivision Map Act at the scheduled time of Closing, the time of Closing shall be extended for such reasonable periods as are necessary for Seller to so comply as long as such delays do not unreasonably and adversely affect Buyer's intended use of the Land, but not to exceed ninety (90) days.

                  (e) TERMINATION. Unless Buyer gives written notice to Seller and to Escrow Holder stating that Buyer is satisfied with all of the items in Sections 7(a) through (c) above prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have disapproved of such items and this Agreement shall automatically terminate as of the expiration of the Due Diligence Period. Upon termination of this Agreement pursuant to Section 7(a), (b), (c) or (d) above, Escrow Holder shall return all funds deposited into Escrow and any documents held by Escrow Holder to the parties depositing same. All title and Escrow cancellation charges, if any, shall be paid equally by Buyer and Seller. Upon return of such funds and documents by Escrow Holder and subject to the indemnity in Section 7(b) above and Section 12 below, the parties hereto shall have no further rights or obligations under this Agreement, which shall be deemed canceled for all purposes.

         8.   DOCUMENTS AT CLOSING.

                  (a) COVENANT INSTRUMENT AND CC&R INSTRUMENT. Buyer acknowledges that Seller intends to encumber the Land with certain conditions, covenants and restrictions by means of (i) a Declaration of Covenants, Conditions and Restrictions (the "CC&R Instrument"), the preliminary form of which is attached hereto and incorporated herein as Exhibit E and (ii) an Agreement of Covenants (the "Covenant Instrument") in substantially the form attached hereto and incorporated herein as Exhibit F. Prior to Closing, Buyer and Seller shall execute, have acknowledged and deliver into Escrow the Covenant Instrument. Buyer and Seller shall use their best efforts to agree upon and mutually finalize the form of CC&R Instrument and cause the same to be recorded no later than the recordation of the Phase I Map. Buyer shall cause any and all other persons or entities to which Buyer conveyed any interest in the Land, to execute, recordable instruments subordinating their interests in the Land to the CC&R Instrument.

                  (b) TRANSFER AND POSSESSION. Seller shall deliver (or cause to be delivered) through Escrow an executed and recordable Grant Deed in the form attached hereto and incorporated herein as Exhibit G (the "Grant Deed") sufficient to convey good title to Buyer, subject only to the exceptions described in the next following subsection. Seller will need to enter the Land after Closing for the purpose of causing the improvements contemplated by Section 14(a) to be completed. As a result, Seller and Buyer shall enter into a License Agreement in the form attached hereto and incorporated herein as Exhibit H (the "License Agreement") granting such right to Seller as of Closing. When all required funds and instruments have been deposited into Escrow by the appropriate parties and when all other conditions to Closing have been fulfilled, Escrow Holder shall cause the Grant Deed to be recorded, shall immediately thereafter cause the Covenant Instrument to be recorded, and shall immediately thereafter cause the Option Memorandum (as defined in Section 31) to be recorded. Buyer shall not be entitled to possession of the Land until the Grant Deed and the Covenant Instrument have been so recorded. Additionally, as of Closing, Escrow Holder shall deliver a fully executed copy of the License Agreement to each of Seller and Buyer.

                  (c) TITLE. Seller shall cause the Title Company to be prepared or committed to deliver to Buyer an ALTA Standard Coverage With Regional Exceptions Owner's Policy of Title Insurance dated as of Closing, together with a mechanic's lien endorsement insuring Buyer's title against mechanics' or materialmens' liens for all work in process or with priority on or before conveyance of title to Buyer (the "Title Policy"). If Buyer requires an extended coverage ALTA Owner's Policy of Title Insurance or endorsements, Buyer shall notify Escrow Holder of such requirement and deliver to Escrow Holder, at Buyer's sole cost and expense and in a timely manner so as to not delay the Closing, an ALTA survey adequate for the issuance of such ALTA extended coverage policy. The Title Policy shall insure Buyer's title to the Land in an amount equal to the Purchase Price, and show title vested in Buyer subject only to:

                           (i)   All exceptions set forth on the Grant Deed;

                           (ii)  The usual printed Title Company exceptions;

                           (iii) All exceptions shown on the Preliminary
Report and not required to be removed by Seller pursuant to Section 7(a); and

                           (iv) All other exceptions approved in writing by
Buyer.

Pending Closing, Buyer shall not, without the prior written consent of Seller, which consent may be withheld in Seller's sole discretion, record this Agreement or a short form or memorandum hereof, or take any other action which would materially and adversely affect the marketability of Fee Owner's title to the Land.

                  (d) ASSIGNMENT AGREEMENT. Within five (5) business days after request therefor, Buyer shall deliver to Seller an executed agreement whereby Buyer consents to Seller's assignment of its rights under this Agreement to its lender (with such other provisions as such lender may reasonably require), in a form reasonably approved by Buyer and such lender.

         9. UTILITY EASEMENTS. Buyer acknowledges that, in order to facilitate development of the surrounding real property, Seller may desire to establish easements over portions of the Land for the installation and maintenance of gas, electric, telephone, sewer, water, storm drain, cable television and other utilities which are normally associated with similar developments, provided, however, that such easements shall be located within the building setback areas for the Land, shall not unreasonably interfere with Buyer's intended use of the Land and shall be subject to Buyer's prior written approval, which approval shall not be unreasonably withheld or delayed. In addition, all construction or improvement work within the easement area shall be completed on or before Completion of the Seller Improvements. Without limiting the foregoing, Seller agrees to cause the 69KV power line currently existing across the Land to be relocated as depicted on
Exhibit I attached hereto and incorporated herein by this reference. Such relocation shall be completed at the sole cost and expense of Seller, provided that if Buyer desires any portion of such power line to be placed underground, then Buyer shall pay to Seller in advance, all additional costs to be incurred by Seller in connection with the undergrounding of such power line.

         10. ASSIGNMENT. Until the Completion by Seller of the Seller Improvements required to be installed by Seller pursuant to Section 14(a) below and the completion of the Map Conditions which are Seller's Responsibility hereunder, Seller shall not assign its rights or interests under this Agreement without Buyer's prior written consent, which consent may be withheld by Buyer in its sole discretion. After the Completion by Seller of the Seller Improvements required to be installed by Seller pursuant to Section 14(a) below and the completion of the Map Conditions which are Seller's Responsibility hereunder, Seller shall have the right to assign its rights or interests under this Agreement with Buyer's consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, prior to Completion of such Seller Improvements and completion of the Map Conditions which are Seller's Responsibility, Seller may assign its rights or interests under this Agreement without Buyer's consent (provided that Buyer shall first be given a fully executed copy of the written assignment in a form reasonably acceptable to Buyer, and provided that no such assignment shall relieve Seller of liability hereunder), to (a) any entity which controls, is controlled by, or is under common control with Seller (for purposes hereof "control" means the legal ability to make the day-to-day business decisions for an entity), provided that the assignee shall assume, in writing, for the benefit of Buyer, the obligations, liabilities, representations and warranties of Seller under this Agreement, or (b) a lender as security for a loan, the proceeds of which will be utilized in connection with the development of Ocean Ranch. In the event that any such lender requires an agreement such as is described in Section 8(d) above as a condition to such loan, Buyer agrees to enter into an agreement reasonably required by such lender. Buyer shall not assign its rights or interests hereunder without Seller's prior written consent, which consent may be withheld by Seller in its sole discretion. Notwithstanding the foregoing, Buyer may assign all (but not less than all) of its rights and interests under this Agreement, without Seller's consent (provided that Seller shall first be given a fully executed copy of the assignment in a form reasonably acceptable to Seller, and provided that no such assignment shall relieve
Buyer of liability hereunder), to (a) any entity which controls, is controlled by, or is under common control with Buyer (for purposes hereof "control" means the legal ability to make the day-to-day business decisions for an entity), provided that the assignee shall assume, in writing, for the benefit of Seller, the obligations, liabilities, representations and warranties of Buyer under this Agreement, (b) any entity resulting from the merger, consolidation or other reorganization with Buyer whether or not Buyer is the surviving entity, (c) any entity which acquires all or substantially all of the assets or stock of Buyer or (d) any entity as part of a sale-leaseback, synthetic lease, operating lease or similar transaction pursuant to which Buyer or a permitted assignee under subparagraph (a), (b) or (c) above leases back the Land pursuant to a written lease of at least ten
(10) years (not including options). Any attempted assignment made in violation of this Section shall be null and void.

         11. TIME OF ESSENCE AND DEFAULTS. Time is of the essence of every provision of this Agreement in which time is an element. Failure by one party to perform any obligation within the time and on the terms and conditions required hereunder shall discharge the other party's duties and obligations to perform hereunder upon written notice or demand from the other party. However, if Escrow is not in a condition to close by the agreed Closing Date, Escrow Holder shall continue to comply with the instructions contained herein until a written demand has been made by a party entitled to do so for the cancellation of Escrow, as described below. Escrow Holder shall notify the other party of any such demand, and shall immediately cancel Escrow without any further instructions from any party.

                  (a) SELLER'S FAILURE. If Seller fails (i) to deposit the Grant Deed pursuant to Section 8(b) above, or (ii) to be in a position by the scheduled Closing Date to convey title to the Land in accordance with this Agreement subject only to the matters described in Section 8(c) above, and Buyer is unwilling to accept such title to the Land as Seller may be able to convey without any agreed diminution in the Purchase Price, then, without prejudice to any rights to damages which Buyer may have against Seller, Seller shall be in default under this Agreement and Buyer may terminate this Agreement and the Escrow by giving written demand to Seller and Escrow Holder. In the event of any such termination, (A) Escrow Holder shall promptly return all funds and shall return all instruments to the parties which had deposited the same and (B) all title and Escrow cancellation charges shall be charged to Seller. Such termination shall not cure or excuse a default by Seller hereunder or impair or waive any rights or remedies available to Buyer as a result of Seller's default, except as otherwise expressly provided in this Agreement.

                  (b) BUYER'S FAILURE. IF ESCROW DOES NOT CLOSE DUE TO BUYER'S BREACH OF THIS AGREEMENT, THEN SELLER SHALL RETAIN ALL SUMS THEN HELD BY ESCROW HOLDER PURSUANT TO SECTION 4(a) AND/OR SECTION 4(b) ABOVE, TOGETHER WITH INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH AMOUNT IS THE BEST ESTIMATE BY THE PARTIES OF THE DAMAGES SELLER WOULD SUFFER FROM SUCH BREACH, IT BEING AGREED

THAT IT IS EXTREMELY DIFFICULT, IF NOT IMPOSSIBLE AND IMPRACTICABLE, TO FIX THE EXACT AMOUNT OF DAMAGE WHICH WOULD BE INCURRED BY SELLER AS A RESULT OF SUCH DEFAULT BY BUYER. THEREUPON ESCROW SHALL BE CANCELED AS PROVIDED ABOVE, ALL INSTRUMENTS SHALL BE RETURNED TO THE RESPECTIVE PARTIES WHO DEPOSITED SAME, THE PARTIES SHALL COMPLY WITH SECTION 12 BELOW AND BUYER SHALL PAY ALL TITLE AND ESCROW CANCELLATION CHARGES. IN ADDITION, ESCROW HOLDER IS HEREBY IRREVOCABLY INSTRUCTED BY BUYER AND SELLER TO DISBURSE TO SELLER ALL SUCH SUMS THEN HELD BY ESCROW HOLDER PURSUANT TO SECTION 4(a) AND/OR SECTION 4(b) ABOVE AS LIQUIDATED DAMAGES FOR BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE LAND AS PROVIDED HEREINABOVE, PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671 ET. SEQ. BUYER AGREES THAT THE LIQUIDATED DAMAGES AS SET FORTH IN THIS PARAGRAPH RELATE TO DAMAGES WHICH SELLER IS ENTITLED TO RECEIVE AS A RESULT OF BUYER'S FAILURE TO CLOSE ESCROW, BUT DO NOT LIMIT SELLER'S RIGHTS IN THE EVENT OF BREACHES BY BUYER PURSUANT TO THE INDEMNITY OBLIGATIONS OR THE POST-CLOSING OBLIGATIONS OF BUYER SET FORTH HEREIN. THE PAYMENT TO SELLER OF SUCH LIQUIDATED DAMAGES SHALL CONSTITUTE SELLER'S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER FOR BUYER'S FAILURE TO COMPLETE THE PURCHASE OF THE LAND AS PROVIDED HEREINABOVE, ALL OTHER REMEDIES FOR SUCH FAILURE BEING EXPRESSLY WAIVED BY SELLER, INCLUDING BUT NOT LIMITED TO ALL RIGHTS SELLER MAY HAVE PURSUANT TO CALIFORNIA CIVIL CODE SECTION 3389 TO SPECIFICALLY ENFORCE THIS AGREEMENT.

                  Buyer's Initials                   Seller's Initials
                  /s/ PS                             /s/ DA
                  ---------------------              ----------------------

         12. FURTHER DOCUMENTS AND ACTS. Each of the parties hereto agrees to cooperate in good faith with each other, and to execute and deliver such further documents and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated under this Agreement. If this Agreement is terminated for any reason, Buyer shall return to Seller any studies, reports or other documents previously supplied to Buyer by Seller.

         13. REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

                  (a) SOLE RELIANCE. Except as expressly set forth herein, Buyer represents and warrants that it is relying solely upon its own inspection, investigation and analyses of the Land in purchasing the Land and is not relying in any way upon any representations, statements, agreements, warranties, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives, whether oral or written, express or implied, of any nature whatsoever regarding any of the foregoing matters. Notwithstanding the foregoing, Seller acknowledges that Buyer is relying on Seller's construction of the Seller Improvements pursuant to Section 14(a) below and Seller's completion of the Map Conditions which are Seller's Responsibility hereunder.

                  (b) AS IS, WHERE IS. Except as expressly set forth herein, Buyer represents and warrants that it is acquiring the Land "AS IS, WHERE IS" without representation by Seller, and that no patent or latent condition affecting the Land in any way, whether or not known or discoverable or hereafter discovered, shall affect Buyer's obligation to purchase the Land or any of Buyer's other obligations contained in this Agreement, nor shall any such condition give rise to any right of damages, rescission or otherwise against Seller. Notwithstanding the foregoing, Seller acknowledges that Buyer is relying on Seller's agreement to construct the Seller Improvements pursuant to Section 14(a) below and Seller's completion of the Map Conditions which are Seller's Responsibility hereunder.

                  (c) U. S. LAND SALES ACT. Buyer is informed by Seller that the Land is currently zoned by the appropriate governmental authority for industrial or commercial development or will be restricted to such uses by the CC&R Instrument and/or other recorded documents; that the appropriate local authorities have approved, or will approve prior to Closing, access from the Land to a public street or highway; and that Seller intends that this sale of the Land comply with the exemption requirements of the Interstate Land Sales Full Disclosure Act (the "Act"). Accordingly, Buyer hereby represents and warrants to Seller as follows:

                           (i) It is a duly organized corporation,
partnership, trust or other business entity which is engaged in commercial or industrial business;

                           (ii) It has been represented in this transaction
by an independent attorney, accountant, real estate broker, investment advisor or other representative of its own selection; and

                           (iii) It is purchasing the Land either (x)
substantially for its own use, or (y) under a binding commitment to sell or lease the Land to an entity which meets the requirements of subparagraph (i) above, is engaged in commercial or industrial business, and is not affiliated with Seller or its agent.

                  (d) SUBDIVISION MAP CONDITIONS. Buyer understands that in connection with the subdivision of certain real property of which the Land is a part, the City imposed certain map conditions, a copy of which is attached hereto as Exhibit R and incorporated herein by this reference (the "Map Conditions"). Seller shall comply with those Map Conditions which are listed on Exhibit R as "Seller's Responsibility", and Buyer shall comply with those Map Conditions which are listed on Exhibit R as "Buyer's Responsibility." All Map Conditions which are Seller's Responsibility and which may impede or delay issuance of building permits for Buyer's improvements shall be completed in good and workmanlike manner by December 31, 2001. Further, all Map Conditions which are Seller's Responsibility and which may impede or delay issuance of a certificate of occupancy for Buyer's improvements shall be timely completed, in good and workmanlike manner, so as to not impede or delay the issuance of such certificate of occupancy.

                  (e) UTILITIES. Buyer covenants that, to the extent applicable, unless waived by the City, Buyer shall be fully responsible for the payment of, and Buyer covenants that Buyer shall pay when due, all hook-up, connection and usage fees for gas, electric, telephone, sewer, water, storm drain and all other utilities which are normally associated with the development and operation of buildings similar to the buildings which Buyer and Seller contemplate that Buyer will construct on the Land (the "Buildings").

                  (f) MAPPING. Seller has informed Buyer that Seller will record a map consisting of Lots 1, 2, 3, 4 and 5 of Tentative Tract Map No. T-1-99 per the milestone date of Phase I on Exhibit N (the "Phase I Map"). The Phase I Map shall have a lot configuration of the portion of the Land included therein approved by Buyer and providing for the dedication and improvement of Corporate Center Drive providing access to the Phase I Land adequate for Buyer's intended use of the Phase I Land. Seller will record a second map consisting of, at a minimum, three lots (Lots 7, 8 and 9 of such tract) per the milestone date of Phase IIA on Exhibit N (the "Phase IIA Map"). The Phase IIA Map shall have a lot configuration of the Phase IIA Land approved by Buyer and providing for the dedication and improvement of the portion of Ocean Ranch Boulevard providing access to the Phase IIA Land adequate for Buyer's intended use of the Phase IIA Land. To the extent required by the applicable governmental agency, Buyer covenants to execute (and cause its lenders, if any, to execute) any such maps reasonably requested by Seller in connection therewith. Buyer shall execute (and cause its lenders, if any, to execute) any such documents within five (5) days after request therefor by Seller. Notwithstanding the foregoing, Buyer shall not be required to execute any such documents if such documents impose on Buyer requirements or restrictions which would materially and adversely affect Buyer's contemplated use of the Land or any obligation or liability related to the Seller Improvements or any other improvements to be constructed by Seller.

                  (g) FEES.

                           (i) Buyer acknowledges that Buyer may be subject
to the payment of several fees as a result of its ownership, construction and use of the Land and improvements thereon. Buyer shall be solely responsible for paying all such fees, and Seller shall have no responsibility in connection with the payment of any such fees. Notwithstanding the foregoing, Buyer believes that it will obtain exemptions from all, or substantially all, of such fees. Notwithstanding anything to the contrary set forth herein, if Buyer has obtained or obtains an exemption for any such fees, Buyer shall not be obligated to pay amounts to Seller in connection with credits relating to such fees; however, if Buyer has not obtained or does not obtain an exemption for any such fees but instead such fees will not be applicable to Buyer due to the previous actions of Seller, then Buyer shall pay to Seller amounts in connection with credits relating to such fees, as provided in Subsection (ii) below.

                           (ii) Seller may in the future have credits
available to satisfy certain fees which Buyer is obligated to pay pursuant to subsection (i) above. Buyer agrees to notify Seller at least ten (10) business days prior to the date upon which Buyer intends to pay any fees for which Buyer is responsible to any governmental agency, public utility or school district in connection with the obtaining of building permits within the Land. If Seller gives Buyer written notice prior to the expiration of such ten (10) business day period that Seller has credits available to satisfy any such fees (or that Seller has otherwise taken actions to cause such fees to be satisfied, excluding, however, as a result of the inclusion of amounts to satisfy such development impact fees within financings by community facilities districts, assessment districts or similar mechanisms), Buyer shall pay to Seller, in cash, at the expiration of such ten (10) business day period, an amount equal to the amount of credits which Seller has agreed to make available to

Buyer (or the amount Seller has previously caused to be satisfied, if applicable, excluding, however, the inclusion of amounts to satisfy such development impact fees within financings by community facilities districts, assessment districts or similar mechanisms) and Seller shall make such credits available to Buyer, if applicable. By giving Buyer notice that Seller has credits available to satisfy any such fee (or that Seller has otherwise taken actions to cause such fees to be satisfied, excluding, however, as a result of the inclusion of amounts to satisfy such development impact fees within financings by community facilities districts, assessment districts or similar mechanisms), Seller will be representing that it has such credits available and that it will assign them to Buyer for its use (or that it has otherwise taken actions to cause such fees to be satisfied, excluding, however, as a result of the inclusion of amounts to satisfy such development impact fees within financings by community facilities districts, assessment districts or similar mechanisms).

                  (h) CFD. Buyer agrees that Seller shall have the right, either before or after the Closing, to cause a new community facilities district or similar assessment district to be formed which encumbers the Land along with other property, or to cause the issuance of new bonds and/or the placement of new assessments under any existing assessment or improvement district. If the formation of such community facilities district or assessment district, or the issuance of new bonds and/or the placement of new assessments under any existing assessment or improvement district, occurs after the Closing, then Buyer shall execute (and cause its lenders, if any, to execute) any documents reasonably required in connection with the formation of such district and/or the sale of bonds by such district. Seller agrees that any new community facilities district or assessment district which Seller is instrumental in forming will apply to all, or substantially all, of the approximately four hundred (400) acres commonly referred to as Ocean Ranch. The provisions of this paragraph shall be binding on Buyer, and on any successor purchaser of the Land or any part thereof. Buyer shall notify any such successor purchaser of the obligations of this paragraph and obtain such successor purchaser's written agreement to be bound by the same with Seller being a third party beneficiary to such agreement. Notwithstanding any provision contained in this subsection (h) to the contrary, Buyer shall not be obligated to execute any documents as provided above if, as a result thereof, it is contemplated that the special tax assessment levied against the Land as a result of the creation of the aforesaid community facilities district or assessment district will cause the overall tax rate (regular and special assessments combined) imposed upon the Land immediately following the sale of bonds by such community facilities or assessment district to exceed two percent (2%) of the value of the Land and any improvements thereon.

                  (i) CC&R INSTRUMENT. Buyer and Seller shall agree upon the final form of CC&R Instrument to be recorded after the Closing. Therefore, Buyer covenants to execute and acknowledge (and cause its lenders, if any, to execute and acknowledge) such document so as to result in the CC&R Instrument encumbering the Land. Buyer shall execute and acknowledge (and cause its lenders, if any, to execute and acknowledge) such document within five (5) days after request therefor by Seller.

                  (j) DEFAULTS. Buyer represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach of the terms of, conditions of, or constitute a default under, any instrument or obligation by which Buyer is bound, or violate any order, writ, injunction or decree of any court in any litigation to which Buyer is a party.

                  (k) VALIDITY. Buyer represents and warrants that it is a valid, legal and duly constituted corporation organized and in good standing under the laws of the State of Delaware, that it has full right and authority to enter into this Agreement to acquire the Land and to perform its other obligations hereunder, and that the persons executing this Agreement and the documents to be executed by Buyer at Closing are and will be duly authorized so as to fully and legally bind Buyer.

                  (l) INTENTIONALLY OMITTED.

                  (m) SURVIVAL. All the representations, warranties, covenants, agreements and indemnities of Buyer set forth in this Agreement shall be true upon the execution of this Agreement, and shall be deemed to be repeated at and as of Closing and shall survive Closing. Additionally, all indemnities by Buyer of Seller set forth in this Agreement shall survive the termination of this Agreement.

                  (n) INDEMNITY. Subject to the limitation on Seller's remedies set forth in Section 11(b), Buyer hereby agrees to indemnify, protect and hold harmless and defend Seller and its affiliates, and their respective members, officers, directors, shareholders, employees and agents from and against any and all losses, damages, costs, liabilities and expenses, including, without limitation, reasonable attorneys' fees (and those fees incurred upon any appeals) incurred or suffered by Seller or any such other entities as a result of the breach by Buyer of any of the representations and warranties contained in this Agreement, the failure by Buyer to comply with any of the covenants contained in this Agreement or any other default by Buyer under the terms of this Agreement. Section 11(b) sets forth the damages which Seller is entitled to receive as a result of Buyer's failure to close Escrow and this Section 13(n) applies only to breaches by Buyer which are expressly excluded from such limitation on remedies.

         14. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER.

                  (a) SELLER IMPROVEMENTS. Seller, at its sole cost and expense, shall cause the following improvements (collectively, the "Seller Improvements") to be Completed (as defined in Section 6(c) above): (i) rough grading of the Land in substantial conformance with the plans and specifications identified in Exhibit J (the "Rough Grading"), (ii) utilities stubbed to the boundary of the Land as more particularly described on Exhibit K attached hereto (the "Utilities"), (iii) a brine line from Oceanside Boulevard to the boundary of the Land as more particularly described on Exhibit K connecting to the City line to be constructed in Oceanside Boulevard, (iv) streets to the boundary of the Land as more particularly described on Exhibit L attached hereto (the "Street Improvements"), (v) perimeter landscaping as more particularly described and/or depicted on Exhibit M attached hereto (the "Perimeter Landscaping") and (vi) relocation of the 69 KV line as shown on Exhibit I. Notwithstanding the foregoing, the parties acknowledge that the improvement plans for certain of the Seller Improvements will be modified. Buyer shall have the right to approve any such modifications to the improvement plans for any of the Seller Improvements. Buyer shall respond to any request for approval of modifications to such improvement plans as quickly as commercially reasonable, but in no event later than ten (10) business days after Buyer's receipt of a written request for approval. Failure of Buyer to disapprove any such request within such ten
(10) business day period (together with a detailed explanation of the reasons for such disapproval) shall be deemed approval of such modifications. Seller shall Complete the Seller Improvements in a good and workmanlike manner, in conformance with the schedule ("Seller's Schedule") attached hereto as Exhibit N. Seller shall be responsible for Completing the Seller Improvements notwithstanding unanticipated soils or site conditions which may increase the difficulty or cost of the work. In connection with such work, Seller shall
(i) comply with the provisions of the License Agreement attached hereto as Exhibit H and (ii) comply with all applicable federal, state and local laws, ordinances, rules, regulations and requirements and the terms of all applicable permits, approvals and subdivision improvement agreements. Seller shall process with all applicable governmental authorities having jurisdiction over the Land or the surrounding areas all applications, licenses, permits, approvals and authorizations reasonably required in order to perform the Seller Improvements in a timely manner so as to enable Seller to Complete the Seller Improvements in conformance with Seller's Schedule. Upon Completion of the Seller Improvements located on the Land, Seller shall assign to Buyer, on a non-exclusive basis, all warranties, guaranties, certifications and the like obtained by Seller in connection with the design, engineering, soils engineering and construction of such improvements to the extent relating to the Land; provided, however, that Seller shall remain responsible for performing all obligations under any maintenance or warranty period required under the terms of any governmental permit or approval relating to the Seller Improvements. In addition, Seller shall be responsible for obtaining acceptance of all public improvements by the applicable public agency.

                  (b) CC&R INSTRUMENT. Seller covenants to cause at least those portions of Ocean Ranch depicted on Exhibit S attached hereto and incorporated herein by this reference (the "Annexation Property") to be annexed to the CC&R Instrument concurrently with the closing of the transactions pursuant to which such properties are sold to third parties. Buyer acknowledges that additional property may also be annexed to the CC&R Instrument, but that Seller's covenant pursuant to this paragraph only applies to the Annexation Property.

                  (c) DEFAULTS. Seller represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any breach of the terms of, conditions of, or constitute a default under, any instrument or obligation by which Seller is bound, or violate any order, writ, injunction or decree of any court in any litigation to which Seller is a party.

                  (d) VALIDITY. Seller represents and warrants that it is a valid, legal and duly constituted limited liability company, organized under the laws of the State of California, that it has full right and authority to enter into this Agreement to convey or to cause the Fee Owner to convey the Land (provided that Buyer acknowledges that Ivey Ranch, Inc. is the fee owner of the Land) and to perform its other obligations hereunder, and that the persons executing this Agreement and the documents at Closing on behalf of Seller are and will be duly authorized so as to fully and legally bind Seller.

                  (e) MAP CONDITIONS. Seller, at its sole cost and expense, shall cause all work required to satisfy Map Conditions which are Seller's responsibility pursuant to Exhibit R, to be Completed (as defined in Section 6(c)) on or before the milestone date(s) set forth on Exhibit N.

                  (f) SURVIVAL. All the representations, warranties, covenants, agreements and indemnities of Seller set forth in this Agreement shall be true upon the execution of this Agreement, and shall be deemed to be repeated at and as of Closing and shall survive Closing. Additionally, all indemnities by Seller of Buyer set forth in this Agreement shall survive the termination of this Agreement. Notwithstanding the foregoing, if Seller determines after the date of this Agreement and prior to Closing that any of its representations or warranties set forth herein would be inaccurate if repeated as of Closing, as a result of new information first discovered by Seller after the date of execution of this Agreement, Seller shall give written notice of such determination to Buyer within five (5) business days after Seller's receipt of such information. Buyer shall have five (5) business days after receipt of such notice to either terminate this Agreement or to accept such representation, as modified by such new information. In the event that Buyer does not give written notice to Escrow Holder and Seller prior to the expiration of such five (5) day period of Buyer's election to terminate this Agreement, Buyer shall be deemed to have accepted such representation as modified by such notice. In no event shall Seller have any liability to Buyer or otherwise be deemed to be in breach hereunder as a result of any such new information obtained by Seller and disclosed to Buyer as contemplated above.

                  (g) NON-FOREIGN AFFIDAVIT. Seller is not a foreign person and is a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code, as amended. Prior to Closing, Seller shall deliver to Escrow (with a copy to Buyer) an affidavit, executed and sworn to under penalty of perjury, substantially in the form attached hereto as Exhibit O, together with California Form 590.

                  (h) CONDEMNATION. To Seller's actual knowledge, without any duty of independent investigation, there is no pending or threatened action or governmental proceeding in condemnation or eminent domain with respect to the Land or which would affect Seller's ability to complete the Seller Improvements.

                  (i) LITIGATION. To Seller's actual knowledge, without any duty of independent investigation, there is no litigation pending or threatened against Seller or the Fee Owner in connection with the ownership of the Land or which might detrimentally affect the value of the Land or the use or operation of the Land for Buyer's intended purposes, or the ability of Seller to perform its obligations under this Agreement.

                  (j) HAZARDOUS MATERIALS. To Seller's actual knowledge, without any duty of independent investigation, there are no Hazardous Materials located on the Land in violation of any Environmental Laws. As used herein, Hazardous Materials shall include, but are not limited to, substances which are flammable, explosive, corrosive, radioactive, toxic, asbestos or asbestos-containing materials, or other substances defined or regulated as hazardous substances, hazardous materials, toxic substances or hazardous wastes in any of the Environmental Laws. "Environmental Laws" means all governmental laws, statutes, ordinances, resolutions, rules, regulations, restrictions and requirements applicable to the Land as presently in effect, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sections 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901, et seq.), the Clean Water Act (33 U.S.C. Sections 466, et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 300f, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 5101, et

                                               CONFIDENTIAL TREATMENT REQUESTED

seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601, et seq.), the California Hazardous Waste Control Act (California Health and Safety Code Sections 25100, et seq.), the California Hazardous Substances Account Act (California Health and Safety Code Sections 25300, et seq.), the Safe Drinking Water and Toxic Enforcement Act ("Proposition 65n") (California Health and Safety Code Sections 25249.5, et seq.), and the Porter-Cologne Water Quality Control Act (California Health and Safety Code Sections 13000, et seq.), and any similar federal, state or local laws, regulations or publications currently in existence.

                  (k) [CONFIDENTIAL TREATMENT REQUESTED]

                  (l) INDEMNITY. Seller hereby agrees to indemnify, protect and hold harmless and defend Buyer and its affiliates, and their respective officers, directors, shareholders, employees and agents from and against any and all losses, damages, costs, liabilities and expenses, including, without limitation, reasonable attorneys' fees (and those fees incurred upon any appeals) incurred or suffered by Buyer or any such other entities as a result of the breach by Seller of any of the representations and warranties contained in this Agreement, the failure by Seller to comply with any of the covenants contained in this Agreement or any other default by Seller under the terms of this Agreement.

                  (m) CITY APPROVAL. Seller hereby covenants to timely process City of Oceanside approval of the Phase I Map and the Phase IIA Map, in a form reasonably approved by Buyer, including provisions for the dedication and improvement of Ocean Ranch Boulevard and Corporate Center Drive adjacent to the Land in order to cause recordation of such maps prior to the deadline therefor set forth in Exhibit N.

                  (n) SUBDIVISION IMPROVEMENT AGREEMENT. Seller hereby covenants to enter into a subdivision improvement agreement and to post bonds for the public improvements required for the Phase I Map and the Phase IIA Map.

         15. MAINTENANCE AND EROSION CONTROL. Except as provided in Section 14(a), Buyer shall assume the responsibility and obligation for maintenance of the Land commencing as of the Completion by Seller of the grading of the Land pursuant to Section 14(a) above, including, without limitation, providing and maintaining the necessary controls to minimize any erosion, all as required by all applicable governmental agencies.

         16. BROKER'S COMMISSION. Except for Steve Bollert of Burnham Real Estate Services, Inc. (representing Buyer) and Coldwell Banker (representing Seller), Seller represents and warrants to Buyer and Buyer represents and warrants to Seller that no broker or finder has been engaged by Seller or Buyer, respectively, in connection with any of the transactions contemplated by this Agreement, and that no broker or finder is in any way connected with any of such transactions. Seller shall pay a commission to Coldwell Banker, in an amount as set forth in a separate agreement between Seller and Coldwell Banker, dated May 23, 2000, and Seller shall pay through Escrow at Closing a commission to Steve Bollert of Burnham Real Estate Services, Inc., in an amount as set forth in a letter agreement from Seller and Coldwell

Banker to Steve Bollert of Burnham Real Estate Services, Inc., dated May 23, 2000. Except as expressly set forth above, in the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby, Buyer shall indemnify, save harmless and defend Seller from and against such claim if it shall be based upon any statement or representation or agreement made by Buyer, and Seller shall indemnify, save harmless and defend Buyer from and against such claim if it shall be based upon any statement, representation or agreement made by Seller.

         17. WAIVER, CONSENT AND REMEDIES. Each provision of this Agreement to be performed by either party shall be deemed both a covenant and a condition and shall be a material consideration for the other party's performance hereunder, and any breach thereof by either party shall be deemed a material default hereunder. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach thereof, but no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act by the other for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or any similar acts in the future. No waiver or consent shall be implied from silence or any failure of a party to act, except as otherwise specified in this Agreement. Subject to the limitation on Seller's remedies as set forth in Section 11(b) and subject to the limitations on Buyer's remedies as set forth below, all rights, remedies, undertakings, obligations, options, covenants, conditions and agreements contained in this Agreement shall be cumulative and no one of them shall be exclusive of any other. Except as otherwise specified herein, either party may pursue any one or more of its rights, options or remedies hereunder or may seek damages in the event of the other party's breach hereunder, or may pursue any other remedy at law or equity, whether or not stated in this Agreement.

         18. ATTORNEYS' FEES. In the event of any action, arbitration or other proceeding instituted between Seller, Buyer and/or Escrow Holder in connection with this Agreement, then as between Buyer and Seller the prevailing party shall be entitled to recover from the losing party all of its costs and expenses, including, without limitation, court costs, all costs of appeals, arbitration costs and reasonable attorneys' fees.

         19. EMINENT DOMAIN PROCEEDINGS. If at any time during the Escrow period all or any portion of the Land is threatened with condemnation or legal proceedings are commenced under the power of eminent domain, then notwithstanding anything to the contrary contained herein, either Seller or Buyer may terminate this Agreement and cancel Escrow by giving written notice to Escrow Holder and the other party. Thereupon, all instruments shall be returned to the respective parties who deposited the same, Buyer and Seller shall each pay one-half (1/2) of all title and Escrow cancellation charges, all other funds then in Escrow and any funds paid outside of Escrow shall be disbursed to Buyer, and each party shall be excused from any further obligations hereunder or liability to the other party except pursuant to the indemnity in Section 7(b) above and Section 12 above.

         20. NOTICES. Any notice, request, demand, consent, approval or other communication required or permitted hereunder or by law shall be validly given or made only if in writing and delivered in person to an officer or duly authorized representative of the other party, deposited in the United States mail, duly certified or registered (return receipt requested), postage prepaid, or delivered by Express Mail of the U.S. Postal Service or Federal Express or any other courier guaranteeing overnight delivery, charges prepaid. Notices, requests, demands, consents, approvals and other communications may also be transmitted by telecopy. All notices, requests, demands, consents, approvals and other communications shall be addressed to the party for whom intended, as follows:

           If to Seller:             Ivey Ranch Development Company, LLC
                                     c/o Stirling Enterprises
                                     25200 La Paz Road, Suite 210
                                     Laguna Hills, CA  92653
                                     Attn: Dougall Agan
                                     Fax:  (714) 586-3305

           with copies to:           Ivey Ranch, Inc.
                                     c/o Gilliss & Valla
                                     3470 Mount Diablo Boulevard
                                     Suite A-215
                                     Lafayette, CA  94549
                                     Attn: Thomas P. Gilliss
                                     Fax:  (925) 926-9011

           and                       Latham & Watkins
                                     650 Town Center Drive, Suite 2000
                                     Costa Mesa, CA 92626
                                     Attn: Kenneth A. Wolfson, Esq.
                                     Fax: (714) 755-8290

           If to Buyer:              IDEC Pharmaceuticals Corporation
                                     3030 Callan Road
                                     San Diego, CA 92121
                                     Attn: Phillip Schneider
                                     Fax:  (858) 431-8892

           and                       IDEC Pharmaceuticals Corporation
                                     3030 Callan Road
                                     San Diego, CA 92121
                                     Attn: Corporate Secretary
                                     Fax:  (858) 431-8892

           with a copy to:           Allen, Matkins, Leck, Gamble & Mallory, LLP
                                     501 West Broadway, 9th Floor
                                     San Diego, CA 92101-3547
                                     Attn: Ellen B. Spellman, Esq.
                                     Fax:  (619) 233-1158



           If to Escrow Holder:      First American Title Insurance Company
                                     Two First American Way
                                     Santa Ana, CA  92707
                                     Attn: Maricel Borras
                                     Fax:  (714) 800-4793

Any party may from time to time, by written notice to the other, designate a different address which shall be substituted for that specified above. If any notice or other document is sent by mail as aforesaid, the same shall be deemed fully delivered and received on the date of delivery evidenced by the certified, registered or Express Mail receipt. Any notice or other document sent by overnight courier service shall be deemed delivered on the date of delivery verified in writing by the courier service. If any notice is sent by telecopy, the same shall be deemed served or delivered upon confirmation of transmission thereof, but only if such notice is also sent by one of the other methods specified above. Any notice or other document sent by any other manner shall be effective only upon actual receipt thereof.

         21. GENDER AND NUMBER. In this Agreement (unless the context requires otherwise), the masculine, feminine and neuter genders and the singular and the plural shall be deemed to include one another, as appropriate.

         22. ENTIRE AGREEMENT. This Agreement and its exhibits constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions thereof. All prior agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

         23. CAPTIONS. The captions used herein are for convenience only and are not a part of this Agreement and do not in any way limit or amplify the terms and provisions hereof.

         24. GOVERNING LAW. This Agreement and the exhibits attached hereto have been negotiated and executed in the State of California and shall be governed by and construed under the laws of the State of California.

         25. INVALIDITY OF PROVISIon. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the same shall in no way affect (to the maximum extent permissible by law) any other provision of this Agreement, the application of any such provision under circumstances different from those adjudicated by the court, or the validity or enforceability of this Agreement as a whole.

         26. AMENDMENTS. No addition to or modification of any provision contained in this Agreement shall be effective unless fully set forth in writing by both Buyer and Seller.

         27. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                                               CONFIDENTIAL TREATMENT REQUESTED

         28. BINDING AGREEMENT. Subject to the restrictions on assignment set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         29. FORCE MAJEURE. Irrespective of whether this Section is specifically referred to, the time limits herein provided for the performance of the obligations of the respective parties shall be extended for and throughout such period of time as the performance of such obligations is prevented or delayed due to strikes, lock-outs, acts of government, unreasonable delays in excess of standard turn-around times of government in responding to applications or requests in connection with the Land, acts of God, wars, riots, civil insurrection or abnormal force of elements, but excluding (a) the financial inability of the party required to perform and
(b) economic conditions generally. In no event shall any extension of said period of time be deemed to have occurred unless the party required to perform such obligation has given written notice to the other party within said period of time setting forth the facts giving rise to such extension.

         30. CONSTRUCTION. The parties acknowledge that each party and its counsel have reviewed and approved this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         31. OPTION AGREEMENT. Seller hereby grants to Buyer an option (the "Option") to acquire that certain real property (the "Option Land") (a) located within an area commonly referred to as Ocean Ranch, (b) consisting of approximately twenty-seven (27) acres of Net Usable Land (as defined below) and (c) consisting of Lots 19 and 20 as shown on Tentative Map T-1-99 for Ocean Ranch and depicted on Exhibit P attached hereto and incorporated herein by this reference. "Net Usable Land" shall mean an amount equal to the gross square footage of the Land minus the slope area within the Land, as such slope area is described on any recorded final tract map or parcel map, and adding thereto the setback area included within such area. Following the Closing of the purchase and sale of the Land, Seller and Buyer shall diligently pursue preparation of an option agreement more particularly detailing the terms and provisions governing the grant, exercise and closing of the Option and attaching the form of purchase agreement to be executed by Buyer and Seller upon Buyer's exercise of the Option (the "Option Purchase Agreement"). Such Option Purchase Agreement shall be substantially on the same terms and conditions as this Agreement, except as set forth in this
Section 31, and except for such changes as are reasonably necessary in order to accurately reflect the different real property being acquired. Concurrently with the Closing, Buyer shall deposit into Escrow, cash in the amount of Five Hundred Thousand Dollars ($500,000) as consideration for the grant of the Option (the "Option Consideration"). Interest accrued on the Option Consideration shall be for the benefit of Seller. The Option Consideration shall be applicable to the purchase price for the Option Land, but shall otherwise be nonrefundable, except in the event of a default by Seller or Fee Owner or if the Option Purchase Agreement terminates due to the failure of a final map to timely record. The Option Consideration shall be held in Escrow and immediately released to Seller upon Escrow Holder's receipt of notification from Seller that seller's improvements have been completed (such "completion" to be defined in the option agreement). Failure of Buyer to timely deposit the Option Consideration shall result in the Option being of no force or effect. The Option shall automatically expire if it is not unconditionally exercised by Buyer on or before that day which is [CONFIDENTIAL TREATMENT REQUESTED] after the Closing. Buyer may exercise such Option only by

                                               CONFIDENTIAL TREATMENT REQUESTED

giving written notice to Seller of Buyer's election to so exercise the Option within the time set forth above. The closing of the purchase and sale of the Option Land shall occur upon the later to occur of (a) ten (10) business days after the exercise of the Option or (b) two (2) business days after the recordation of the lot line adjustment, tract map or parcel map resulting in the Option Land being a separate legal parcel pursuant to the California Subdivision Map Act. If the closing of the Option Land occurs concurrently with the Closing for the Land, then the purchase price for the Option Land shall equal [CONFIDENTIAL TREATMENT REQUESTED] per square foot of Net Usable Land within the Option Land. If Seller's exercise of the Option occurs after the Closing for the Land, but prior to that date which is [CONFIDENTIAL TREATMENT REQUESTED] after the Closing for the Land, then the purchase price for the Option Land shall be [CONFIDENTIAL TREATMENT REQUESTED] per square foot of Net Usable Land within the Option Land. If Seller's exercise of the Option occurs on or after that date which is [CONFIDENTIAL TREATMENT REQUESTED] after the Closing for the Land, then the purchase price for the Option Land shall equal [CONFIDENTIAL TREATMENT REQUESTED] per square foot of Net Usable Land within the Option Land. Within five (5) business days of the exercise of the Option, Buyer and Seller shall enter into the Option Purchase Agreement. Additionally, the Government Funds and Other Savings Account concept set forth in Section 6(b) above shall not be applicable in connection with the Option Land, and, as a result, the Holdback Amount shall be equal to Ninety Percent (90%) of the Purchase Price. Additionally, the seller's improvements shall include mass grading of the Option Land and all off-site improvements required under the final map or reasonably required to improve the Option
Land. If Seller has completed any of the applicable improvements, Seller shall be entitled to an immediate release concurrently with the closing of the transaction involving the Option Land in the applicable amount. Further, Buyer acknowledges that Seller's ability to commit to a schedule pursuant to which Seller will improve and subdivide the Option Land is contingent upon other purchase and sale transactions for the immediately adjoining land also being consummated. As a result, Seller is not committing pursuant to this paragraph to any specific time schedule with respect to such improvements. Buyer and Seller agree to work together in good faith in order to determine a time schedule which will meet Buyer's needs, but which will also permit
Seller to fund the required improvements with the proceeds of the sale of the Option Land and with the proceeds of other purchase and sale transactions in the immediate vicinity of the Option Land. Notwithstanding anything to the contrary contained above, if Buyer exercises the Option, but Seller is unable to cause the Option Land to be subdivided as a separate legal parcel pursuant to the California Subdivision Map Act within [CONFIDENTIAL TREATMENT REQUESTED] after the date of exercise of the Option, despite using Seller's commercially reasonable efforts to do so, then the Option shall automatically expire and terminate and Seller shall return to Buyer the Option Consideration;
provided, however, that Buyer shall have the right to extend such deadline in [CONFIDENTIAL TREATMENT REQUESTED] increments for up to [CONFIDENTIAL TREATMENT REQUESTED] after the date of exercise of the Option, and, in the event of such extension, (i) Seller shall continue to use commercially reasonable efforts to cause the Option Land to be subdivided, and (ii) Buyer shall pay to Seller, within fifteen (15) days of written demand therefor, an amount equal to the real estate taxes and assessments, reasonable costs for operation and maintenance of the Option Land (including without limitation erosion control) and insurance premiums actually incurred by Seller. Concurrently with the Closing, Buyer and Seller and Fee Owner shall enter into a memorandum of option agreement (the "Option Memorandum") in the form attached hereto as Exhibit T and incorporated herein by this reference. Buyer hereby covenants that, within ten (10) days after expiration of the Option, Buyer shall deliver to Seller a termination of option in a form reasonably acceptable to a reputable title company resulting in the Option Memorandum no longer being of record.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written and such date shall be deemed the date of this Agreement.

                                     SELLER:

                                     IVEY RANCH DEVELOPMENT COMPANY, LLC,
                                     a California limited liability company

                                     By:  STIRLING ENTERPRISES, LLC,
                                          a California limited
                                          liability company, Member

                                          By: /s/ Dougall Agan
                                              ------------------------------
                                              Its: Member
                                                   -------------------------

                                          By: /s/ Chris Downey
                                              ------------------------------
                                              Its: Member
                                                   -------------------------


                                     By:  IVEY RANCH, INC., a California
                                          corporation, Member

                                          By: /s/ Thomas Gilliss
                                              ------------------------------

                                              Its: President
                                                   -------------------------

                                     BUYER:

                                     IDEC PHARMACEUTICALS CORPORATION,
                                     a Delaware corporation

                                          By: /s/ Phillip Schneider
                                              ------------------------------

                                              Its: VP & CFO
                                                   -------------------------

                                          By:
                                              ------------------------------

                                              Its:
                                                   -------------------------

                  The undersigned is executing this Agreement where indicated below solely for the purpose of acknowledging the terms and conditions of this Agreement, and the undersigned hereby agrees to convey the Land and the Option Land to Seller or Buyer, as applicable, in a timely manner so as to permit Seller to perform its obligations pursuant to this Agreement.

                                     IVEY RANCH, INC., a California corporation

                                     By: /s/ Thomas Gilliss
                                         ------------------------------

                                         Its: President
                                              -------------------------

                               LIST OF EXHIBITS

                  EXHIBIT A             LAND

                  EXHIBIT B             ESCROW INSTRUCTIONS

                  EXHIBIT C             CITY INCENTIVE LETTER

                  EXHIBIT D             BUDGET

                  EXHIBIT E             CC&R INSTRUMENT

                  EXHIBIT F             COVENANT INSTRUMENT

                  EXHIBIT G             GRANT DEED

                  EXHIBIT H             LICENSE AGREEMENT

                  EXHIBIT I             POWER LINE RELOCATION

                  EXHIBIT J             ROUGH GRADING

                  EXHIBIT K             UTILITIES AND BRINE LINE

                  EXHIBIT L             STREET IMPROVEMENTS

                  EXHIBIT M             PERIMETER LANDSCAPING

                  EXHIBIT N             SELLER'S SCHEDULE

                  EXHIBIT O             FIRPTA CERTIFICATE

                  EXHIBIT P             OPTION LAND

                  EXHIBIT Q             DELIVERED DOCUMENTS

                  EXHIBIT R             MAP CONDITIONS

                  EXHIBIT S             ANNEXATION PROPERTY

                  EXHIBIT T             MEMORANDUM OF OPTION


* The exhibits have been omitted from this agreement as filed with the Securities and Exchange Commission. The omitted information is considered immaterial from an investor's perspective. IDEC will furnish supplementally a copy of any of the documents to the SEC upon the request of the SEC.



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